News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 28, 2014 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2014.

The Company reported net income of $63,000 for the three months ended March 31, 2014, compared to a net loss of $343,000 for the three months ended March 31, 2013. Net income for the six months ended March 31, 2014 was $193,000 compared to a net loss of $61,000 for the six months ended March 31, 2013.

The net income per share was $0.01 for the three months ended March 31, 2014 compared to a net loss of $0.06 for the three months ended March 31, 2013. The net income per share was $0.03 for the six months ended March 31, 2014 compared to a net loss per share of $0.01 earned for the six months ended March 31, 2013.

“We continued to make steady progress in improving both our balance sheet and core earnings during our second quarter”, stated John Fitzgerald, President and Chief Executive Officer.  “Since the end of our last fiscal year end on September 30, 2013, our total non-performing loans have decreased 5.1% while our core earnings increased as a result of further improvement in our net interest margin, which increased to 3.34% for the six months ended March 31, 2014 from 3.29% for the six months ended March 31, 2013.”

Mr. Fitzgerald continued, “In addition, as of March 31st we had entered into contracts of sale or were negotiating contracts of sale on eight other real estate owned properties totaling $4.0 million which we expect will close during our current fiscal year.”

Results from Operations for the Three Months Ended March 31, 2014

Net income increased $406,000 during the three-month period ended March 31, 2014 compared with the three-month period ended March 31, 2013 due to higher net interest and dividend income, which increased $186,000, and lower provisions for loan loss, which decreased $619,000. Partially offsetting the higher net interest and dividend income and lower provisions for loan loss were higher non-interest expenses, which increased $95,000.

Net interest and dividend income increased $186,000 to $3.9 million for the three months ended March 31, 2014 from $3.8 million for the three months ended March 31, 2013. The Company’s net interest margin increased by 3 basis points to 3.33% for the quarter ended March 31, 2014 compared to 3.30% for the quarter ended March 31, 2013. The yield on interest-earning assets fell 23 basis points to 4.06% for the three months ended March 31, 2014 from 4.29% for the three months ended March 31, 2013 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities fell 23 basis points to 0.89% for the three months ended March 31, 2014 from 1.12% for the three months ended March 31, 2013. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $75,000, or 1.5%, to $4.8 million for the three months ended March 31, 2014 from $4.9 million for the three months ended March 31, 2013. The decrease was attributable to a 23 basis point decrease in the yield on such assets to 4.06%, offset by an $18.7 million, or 4.0%, increase in the average balance of interest-earning assets for the quarter ended March 31, 2014 compared with the prior year period. Interest expense decreased $261,000, or 23.2%, to $863,000 for the three months ended March 31, 2014 from $1.1 million for the three months ended March 31, 2013. The average balance of interest-bearing liabilities decreased $14.0 million, or 3.4%, between the two periods, while the cost on such liabilities fell 23 basis points to 0.89% for the quarter ended March 31, 2014 compared with the prior year period.

The provision for loan losses was $381,000 for the three months ended March 31, 2014 compared to $1.0 million for the three months ended March 31, 2013. The provision for loan losses decreased during the current period compared with the prior year period due to lower levels of loan charge-offs. Net charge-offs were $106,000 for the three months ended March 31, 2014 compared to $1.9 million for the three months ended March 31, 2013.

The loan charge-offs during the three months ended March 31, 2014 resulted from write-downs of five impaired loans. The non-performing loans were written down by $181,000 based on updated appraisals of the real estate collateralizing the loans. There was one partial recovery totaling $75,000 received during the quarter.

Non-interest income decreased $39,000, or 9.5%, to $370,000 during the three months ended March 31, 2014 compared to $409,000 for the three months ended March 31, 2013. The decrease was primarily attributable to lower service charge income, which declined $33,000 from the prior year period. The Company recorded gains totaling $73,000 from the sale of guaranteed portions of SBA loans during the three months ended March 31, 2014, which decreased $9,000 from the prior year period.

During the three months ended March 31, 2014, non-interest expenses increased $95,000 to $3.9 million from $3.8 million for the three months ended March 31, 2013 primarily due to higher compensation and benefit expenses. Compensation and benefit expenses increased $98,000, or 5.3%, from the prior year period due to annual merit increases for employees and the full-time hiring of a special assets manager to assist in the management and disposition of non-performing assets.

The Company recorded a tax benefit of $10,000 for the three months ended March 31, 2014, compared to a tax benefit of $275,000 for the three months ended March 31, 2013.

Results from Operations for the Six Months Ended March 31, 2014

Net income increased $254,000 during the six-month period ended March 31, 2014 compared with the six-month period ended March 31, 2013 due to higher net interest and dividend income, which increased $453,000, and lower provisions for loan loss, which decreased $701,000. Partially offsetting the higher net interest and dividend income and lower provisions for loan loss were lower non-interest income, which decreased $331,000, and higher non-interest expenses, which increased $395,000.

The net interest margin increased by 5 basis points to 3.34% for the six months ended March 31, 2014 compared to 3.29% for the six months ended March 31, 2013. The yield on interest-earning assets fell 21 basis points to 4.08% for the six months ended March 31, 2014 from 4.29% for the six months ended March 31, 2013 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 23 basis points to 0.91% for the six months ended March 31, 2014 from 1.14% for the six months ended March 31, 2013. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $453,000, or 6.0%, to $8.0 million during the six month period ended March 31, 2014.

Interest and dividend income decreased $56,000, or 0.6%, to $9.8 million for the six months ended March 31, 2014 compared to the six months ended March 31, 2013. The average balance of interest-earning assets increased $21.0 million, or 4.6%, while the yield on such assets decreased 21 basis points to 4.08% for the six months ended March 31, 2014 compared with the prior year period. Interest expense decreased $509,000, or 22.1%, to $1.8 million for the six months ended March 31, 2014 from $2.3 million for the six months ended March 31, 2013. The average balance of interest-bearing liabilities decreased $12.6 million, or 3.1%, between the two periods while the cost on such liabilities fell 23 basis points to 0.91% for the six months ended March 31, 2014 compared with the prior year period.

The provision for loan losses was $740,000 for the six months ended March 31, 2014 compared to $1.4 million for the six months ended March 31, 2013. Net charge-offs were $278,000 for the six months ended March 31, 2014 compared to $2.1 million for the six months ended March 31, 2013.

The loan charge-offs during the six months ended March 31, 2014 resulted primarily from additional write-downs of loans previously deemed impaired. Eight non-performing loans totaling $1.9 million were written down by $364,000 for the six months based on updated valuations of the real estate securing the loans. Of these eight loans, five totaling $1.3 million at September 30, 2013 were transferred to other real estate owned. There have been four partial recoveries totaling $86,000 received during the six months period.

Non-interest income decreased $331,000, or 31.0%, to $737,000 for the six months ended March 31, 2014 compared to the prior year period. The decrease was attributable to lower net gains on the sales of assets and lower service charge income. Gains on the sale of investment securities and loans decreased $271,000 to $138,000 for the six months ended March 31, 2014 from $409,000 for the six months ended March 31, 2013. In addition, service charge income decreased $59,000, or 13.2%, to $387,000.

Non-interest expenses increased $395,000, or 5.4%, to $7.8 million during the six months ended March 31, 2014 from $7.4 million for the six months ended March 31, 2013 primarily due to higher compensation and benefit expenses and loan servicing expenses. Compensation and benefit expenses increased $234,000, or 6.4%, from the prior year period due to annual merit increases for employees, higher medical benefits resulting from insurance provider increases, higher ESOP expenses due to appreciation in the Company’s stock price, and the full-time hiring of a special assets manager to assist in the management and disposition of non-performing assets. Loan servicing expenses increased $138,000, or 120.0%, from the prior year period due higher expenses incurred during the foreclosure of non-performing loans, such as the payment of real estate taxes.

The Company recorded tax expense of $29,000 for the six months ended March 31, 2014, compared to a tax benefit of $145,000 for the six months ended March 31, 2013.

Balance Sheet Comparison

Total assets decreased $1.1 million, or 0.2%, to $536.6 million during the six months ended March 31, 2014 from $537.7 million at September 30, 2013. The decrease was attributable to a $10.5 million decrease in cash and investment securities balances, partially offset by a $9.2 million increase in net loans receivable and other real estate owned.

Cash and interest bearing deposits with banks decreased $4.3 million, or 24.3%, to $13.5 million at March 31, 2014 from $17.8 million at September 30, 2013 as available cash was used to fund new loan originations during the period.

Total loans receivable increased $8.9 million during the six months ended March 31, 2014 to $408.5 million and were comprised of $163.4 million (40.0%) commercial real estate loans, $162.0 million (39.7%) one-to-four family residential mortgage loans, $36.7 million (9.0%) commercial business loans, $20.2 million (4.9%) home equity lines of credit, $14.7 million (3.6%) construction loans and $11.5 million (2.8%) other loans. Expansion of the portfolio during the six months ended March 31, 2014 occurred primarily in one-to-four family residential mortgage loans, which increased $9.0 million, followed by commercial business loans, which increased $2.2 million.

Total non-performing loans decreased by $806,000 to $14.9 million at March 31, 2014 from $15.7 million at September 30, 2013. The ratio of non-performing loans to total loans decreased to 3.6% at March 31, 2014 from 3.9% at September 30, 2013.

Included in the non-performing loan totals were thirty-two residential mortgage loans totaling $8.3 million, seven home equity lines of credit totaling $1.1 million, four commercial real estate loans totaling $1.8 million, three construction loans totaling $2.6 million, and three commercial business loan totaling $1.1 million.

During the six months ended March 31, 2014, the allowance for loan losses increased $462,000 to $3.5 million. The increase in the allowance for loan loss was primarily the result of lower net loan charge-offs and higher specific reserves. The allowance for loan losses as a percentage of non-performing loans increased to 23.4% at March 31, 2014 compared with 19.2% at September 30, 2013. At March 31, 2014, the Company’s allowance for loan losses as a percentage of total loans was 0.85% compared with 0.75% at September 30, 2013. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities decreased $6.2 million to $62.1 million at March 31, 2014 from $68.3 million at September 30, 2013. The Company purchased $4.4 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $7.5 million and sold securities totaling $3.0 million during the six months ended March 31, 2014.

Other real estate owned increased $839,000 to $15.6 million at March 31, 2014 from $14.8 million at September 30, 2013. The increase was due to the addition of nine properties totaling $1.3 million resulting from foreclosure of collateral securing non-performing loans. The Bank reduced its other real estate owned balances with insurance proceeds received totaling $284,000 and the sale of one property totaling $209,000 for a loss of $11,000. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

Total deposits decreased $1.2 million, or 0.3%, to $452.1 million during the six months ended March 31, 2014. The decrease in deposits occurred in non-interest bearing checking accounts, which decreased $7.3 million, or 7.4%, to $91.1 million, money market accounts, which decreased $3.3 million, or 3.1% to $104.0 million, and savings accounts, which decreased $1.8 million, or 3.4%, to $51.5 million. Offsetting these decreases were increases in interest-bearing checking accounts, which increased $5.9 million, or 14.6%, to $46.4 million and certificates of deposit (including individual retirement accounts), which increased $5.3 million, or 3.4%, to $159.1 million.

Included with the total deposits at March 31, 2014 were $7.9 million in brokered certificates of deposit. At September 30, 2013 brokered certificates of deposit were $4.9 million.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase increased $1.9 million to $34.0 million at March 31, 2014 from $32.1 million at September 30, 2013. The increase was due to new long-term advances from the Federal Home Loan Bank of New York to fund commercial real estate loans.

The Company did not repurchase any shares during the six months ended March 31, 2014. Through March 31, 2014, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,811,394.

The Company’s book value per share increased to $7.84 at March 31, 2014 from $7.80 at September 30, 2013. The increase was due to the Company’s results of operations for the six months ended March 31, 2014.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Income Statement Data:
Interest and dividend income	$4,809	$4,884	$9,782	$9,838
Interest expense	863	1,124	1,789	2,298
Net interest and dividend income	3,946	3,760	7,993	7,540
Provision for loan losses	381	1,000	740	1,441
Net interest and dividend income after
provision for loan losses	3,565	2,760	7,253	6,099
Non-interest income	370	409	737	1,068
Non-interest expense	3,882	3,787	7,768	7,373
Income before income tax expense	53	(618)	222	(206)
Income tax expense	(10)	(275)	29	(145)
Net income	$63	$(343)	$193	$(61)

Per Share Data:
Basic earnings per share	$0.01	$(0.06)	$0.03	$(0.01)
Diluted earnings per share	$0.01	N/A	$0.03	N/A
Book value per share, at period end	$7.84	$7.72	$7.84	$7.72

Selected Ratios (annualized):
Return on average assets	0.05%	-0.27%	0.07%	-0.02%
Return on average equity	0.55%	-3.08%	0.85%	-0.27%
Net interest margin	3.33%	3.30%	3.34%	3.29%

	March 31,	September 30,
	2014	2013
Balance Sheet Data:
Assets	$536,606	$537,728
Loans receivable	408,682	399,813
Allowance for loan losses	3,475	3,013
Investment securities - available for sale, at fair value	11,122	15,774
Investment securities - held to maturity, at cost	51,010	52,558
Deposits	452,147	453,328
Borrowings	34,000	32,100
Shareholders' Equity	45,584	45,320

Asset Quality Data:
Non-performing loans	$14,850	$15,656
Other real estate owned	15,595	14,756
Total non-performing assets	30,445	30,412
Allowance for loan losses to non-performing loans	23.40%	19.25%
Allowance for loan losses to total loans receivable	0.85%	0.75%
Non-performing loans to total loans receivable	3.63%	3.92%
Non-performing assets to total assets	5.67%	5.66%
Non-performing assets to total equity	66.79%	67.11%